Exhibit 99.2

MMC Energy, Inc. Announces the Appointment of Frederick W. Buckman to the Board of Directors

New York, September 25, 2006 /PRNewswire-FirstCall / -- MMC Energy, Inc. (Nasdaq OTC: MMCN.OB) (Deutsche Borse: JU1) today announced the election of Frederick W. Buckman to the MMC Board of Directors of the Company and the Chairman of its Risk Committee.

Mr. Buckman is the Chairman and a Founder of Trans-Elect. He served with the company as its Chairman and Chief Executive from 1999 until April, 2005. He has more than thirty years of experience in the electric utility industry. He most recently served as President and Chief Executive Officer of PacifiCorp from 1994 to 1998. In that position, he helped transform PacifiCorp from a regional utility to a significant national and international energy company.

Before his service with PacifiCorp, Mr. Buckman served eight years with Consumers Power Company, the utility subsidiary of CMS Energy. He was President of Consumers Power from 1988 to 1994, and he carried the additional title of Chief Executive Officer starting in 1992. Mr. Buckman helped restore the financial health of Consumers following the write-down of the company's ill-fated effort to build the Midland nuclear plant. He was instrumental in rebuilding the company's relationships with its regulators, its customers and its employees.

Mr. Buckman serves as Lead Director of StanCorp Financial Group, and he recently concluded a term of eight years as Chairman of the Board of Oregon Health and Science University. He is a Senior Advisor to ICF Consulting. He is also an Adjunct Professor of Nuclear Engineering at the University of Michigan.

Mr. Buckman started his career in the nuclear power business, where he worked in plant operations, licensing, safety analysis and regulation for nearly 15 years. He also has nearly three years of experience as the President of Delian Corporation, a consulting company specializing in nuclear power plant risk assessment and nuclear regulation.

Mr. Buckman is a graduate of the University of Michigan with a bachelor's degree in science engineering. He also received his doctorate in nuclear engineering from Massachusetts Institute of Technology. In 1982, he attended Harvard Business School's advanced management program.

“We are very pleased to announce the addition of Fred Buckman to the MMC Board of Directors. Fred brings extensive power generation and transmission experience to MMC. Fred will be a tremendous resource for MMC as it continues to focus on acquiring deep value and earnings accretive energy assets for our shareholders,” said Karl Miller, Chairman and Chief Executive Officer of MMC.

“Fred will chair the Risk committee and will also be a member of the Finance and Audit committees. The addition of Fred is another key milestone in our development of a highly qualified Board with extensive energy expertise”, Miller added.

About MMC Energy, Inc.:

MMC is an energy acquisition company, which primarily acquires and operates critical power generation and associated energy infrastructure assets. The company is headquartered in New York City and traded on the NASDAQ OTC Exchange in the United States and the Deutsche Borse in Germany.

The Company creates long-term value for its shareholders through deep discount asset acquisitions and hands on post- acquisition asset management. The Company currently owns power generation assets in Southern California and is pursuing an aggressive portfolio acquisition and growth strategy targeting power generation facilities and energy infrastructure assets primarily in California, Texas, Mid-Atlantic, and the Northeastern U.S.

Additional information concerning MMC Energy is available at http://www.mmcenergy.com

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, including without limitation those statements regarding the Company's ability to expand existing generating facilities and exploit acquisition opportunities. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but no limited to, our inability to generate sufficient operating cash flow to adequately maintain our generating facilities and service our debt, commodity pricing, intense competition for undervalued generating assets, environmental risks and general economic conditions. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including those risks set forth in the Company's Current Report on Form 8-K filed on May 15, 2006, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward-looking statements.

Source: MMC Energy Inc.